Exhibit 99.2

United Acquisition Corp. I Announces Closing of $100,000,000 Million Initial Public Offering

BOCA RATON, FL, January 30, 2026 (ACCESS Newswire) -- United Acquisition Corp. I (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced the closing of its initial public offering of 10,000,000 units at a price of $10.00 per unit on January 30, 2026. Total gross proceeds from the offering were $100,000,000 before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units began trading on the NYSE American exchange under the ticker symbol “UACU” on January 29, 2026. Each unit consists of one Class A ordinary share of the Company and one-quarter of one redeemable public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE American under the symbols “UAC” and “UACW,” respectively.

Lucid Capital Markets, LLC and Chardan acted as joint book-running managers.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Lucid Capital Markets, LLC, 570 Lexington Ave, 40th Floor, New York, New York 10022, or by email at: prospectus@lucidcm.com, or Chardan, 1 Pennsylvania Plaza, Suite 4800, New York, New York 10119, or by email at: prospectus@chardan.com, or from the SEC website at www.sec.gov.

A registration statement relating to the securities became effective on January 28, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

United Acquisition Corp. I
www.unitedacqcorp1.com
Inquiries
info@unitedacqcorp.com